Exhibit g(8)

AMENDMENT TO THE AMENDED AND RESTATED
FOREIGN CUSTODY MANAGER AGREEMENT
BY AND BETWEEN TD ASSET MANAGEMENT USA FUNDS INC. AND THE BANK OF
NEW YORK

     Amendment made as of June 17, 2008 to the Amended and Restated Foreign Custody Manager Agreement dated as of June 6, 2001, as amended (the “Agreement”), by and between TD ASSET MANAGEMENT USA FUNDS INC. (the “Company”) and THE BANK OF NEW YORK (the “Bank”).

WITNESSETH:

WHEREAS, the Company and the Bank desire to make an amendment to the Agreement;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	TDAM Institutional Treasury Obligations Money Market Fund is included as a series of the Fund under the Agreement for all purposes as listed on the amended Schedule I attached hereto.

2.	Except as specifically amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

TD ASSET MANAGEMENT USA FUNDS INC.

By:	/s/ David Hartman

THE BANK OF NEW YORK MELLON CORPORATION

By:	/s/ Andrew Pfeifer

AMENDED SCHEDULE I TO THE
AMENDED AND RESTATED FOREIGN CUSTODY MANAGER AGREEMENT

Names of Funds/Portfolios

TD ASSET MANAGEMENT USA FUNDS INC.

TDAM Money Market Portfolio
TDAM U.S. Government Portfolio
TDAM Municipal Portfolio
TDAM California Municipal Money Market Portfolio
TDAM New York Municipal Money Market Portfolio
TDAM Short-Term Investment Fund
TDAM Short-Term Bond Fund
TDAM Institutional Money Market Fund
TDAM Institutional U.S. Government Fund
TDAM Institutional Treasury Obligations Money Market Fund